Exhibit 23.1

NSAI  NETHERLAND, SEWELL
      & ASSOCIATES, INC.




CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

        As independent oil and gas consultants, Netherland, Sewell & Associates, Inc., hereby consents to: (a) the use of our report setting forth our estimates of proved reserves and future revenue, as of December 31, 1999, to the interest of American Resources Offshore, Inc. in certain oil and gas properties; and (b) all references to our firm included in or made a part of Blue Dolphin Energy Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                                           NETHERLAND, SEWELL & ASSOCIATES, INC.
                                           By: /s/ FREDERIC D. SEWELL
                                                   Frederic D. Sewell

                                           Its:    PRESIDENT


Dallas, Texas
March 29, 2000